Exhibit 99.1
Contact Info:    Joseph R. Lussier, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5578

Enterprise Bancorp, Inc. Announces Fourth Quarter Financial Results

LOWELL, MA, January 25, 2024 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (NASDAQ: EBTC), parent of Enterprise Bank, announced its financial results for the three months and year ended December 31, 2023. Net income amounted to $7.9 million, or $0.64 per diluted common share, for the three months ended December 31, 2023, compared to $12.3 million, or $1.01, for the three months ended December 31, 2022. Net income for the year ended December 31, 2023, amounted to $38.1 million, or $3.11 per diluted common share, compared to $42.7 million, or $3.52 per diluted common share, for the year ended December 31, 2022.

Selected financial results at or for the three months ended December 31, 2023, were as follows:
•The return on average assets and average equity were 0.69% and 10.21%, respectively.
•Tax-equivalent net interest margin (non-GAAP) ("net interest margin") was 3.29%.
•Total loans increased 5% compared to September 30, 2023, and 12% compared to December 31, 2022.
•Total deposits decreased 2% compared to September 30, 2023, and 1% compared to December 31, 2022.
•Wealth assets under management and administration amounted to $1.3 billion and increased 10% compared to September 30, 2023, and 21% compared to December 31, 2022.

Chief Executive Officer Jack Clancy commented, "On January 3, we celebrated the 35th anniversary of our opening. I am so appreciative to all our customers, shareholders, directors, and team members for your continued support through the years. Our numerous accomplishments include growing to $4.47 billion in total assets, $1.32 billion in wealth assets under management and administration, and 27 full-service locations. Our anniversary is a tremendous milestone built upon a history of shared values, collaborative efforts, and a steadfast commitment to all of our stakeholders."

Mr. Clancy continued, "We performed well in a challenging year for the banking industry as higher interest rates and an inverted yield curve contributed to margin compression. Full year loan growth, excluding PPP loans, was 12% for the second consecutive year, and deposits, while decreasing at the end of the quarter as often occurs at year end, were stable throughout the year." He continued, "Net interest margin was a solid 3.29% for the fourth quarter, a decrease from the third quarter principally because of higher deposit costs. Margin was stable during the fourth quarter with December monthly results at 3.30%. Our liquidity position remains very favorable as we closed the year with wholesale funding of less than 1% of total assets."

Executive Chairman & Founder George Duncan added, "We have navigated through many headwinds and tailwinds over our 35-year history and this past year was certainly a memorable one. I am grateful to all team members for the exceptional service provided to our customers during the year. We remain committed to continuous organic growth supported through investments in our communities, team members, technology and products and services. As a result of our approach, efforts, and the long-term opportunities, in and around our markets, I am very excited about our future."

Mr. Duncan also highlighted, "In November 2023, we were recognized for the twelfth consecutive year on the Boston Globe’s Top Places to Work list. Enterprise Bank ranked 9th for Large Companies and was the highest rated bank in our category. I want to personally thank and commend our entire dedicated team for their continual efforts in fostering an employee-centric culture whose foundation is based on respect, trust, care, personal accountability and excellence."

Net Interest Income
Net interest income for the three months ended December 31, 2023, amounted to $36.5 million, a decrease of $5.6 million, or 13%, compared to the three months ended December 31, 2022. The decrease was due largely to an increase in deposit interest expense of $12.8 million, which resulted from continued interest rate increases and a change in deposit mix and, to a lesser extent, a decrease in income on interest-earning assets of $1.0 million, partially offset by an increase in loan interest income of $8.9 million resulting from strong growth.

Net Interest Margin
Three months ended – December 31, 2023, compared to September 30, 2023

Net interest margin was 3.29% for the three months ended December 31, 2023, compared to 3.46% for the three months ended September 30, 2023. Margin for the month of December 2023 was 3.30%.

Net interest margin compared to the prior quarter was impacted by the following factors:
•Average interest-earning deposits with banks decreased $88.3 million, or 34%, while the yield increased 12 basis points.
•Average loan balances increased $95.2 million, or 3%, and the tax-equivalent yield increased 11 basis points.
•Average total deposits decreased $25.2 million, or 1%, while the yield increased 30 basis points.

Three months ended – December 31, 2023, compared to December 31, 2022

Net interest margin was 3.29% for the three months ended December 31, 2023, compared to 3.81% for the three months ended December 31, 2022.

Net interest margin compared to the prior year quarter was impacted by the following factors:
•Average interest-earning deposits with banks decreased $188.5 million, or 53%, while the yield increased 168 basis points.
•Average debt securities decreased $155.9 million, or 16%, while the tax-equivalent yield increased 5 basis points.
•Average loan balances increased $349.6 million, or 11%, and the tax-equivalent yield increased 54 basis points.
•Average total deposits decreased $33.3 million, or 1%, while the yield increased 125 basis points.

The decrease in net interest margin over the respective periods was due primarily to an increase in deposit costs that exceeded the increase in loan yields. Deposit costs increased due to higher market and competitor interest rates as well as a change in mix, as deposits migrated from lower yielding checking and savings products into higher yielding money market and certificate of deposit products compared to the respective periods. In addition, the Company experienced strong loan growth over the respective periods, funded primarily by interest-earning deposits with banks, investment cash flows including the sale of debt securities in June 2023, partially offset by deposit outflows.

Provision for Credit Losses
The provision for credit losses for the three months ended December 31, 2023, amounted to $2.5 million, compared to $1.9 million for the three months ended December 31, 2022. The provision expense for the fourth quarter of 2023 resulted primarily from growth in the Company's loan portfolio and off-balance sheet commitments, partially offset by the impact of a reduction in general reserve factors related primarily to improved economic metrics in our allowance for credit loss ("ACL") model relative to the prior quarter.

Non-Interest Income
Non-interest income for the three months ended December 31, 2023, amounted to $5.5 million, an increase of $1.3 million, or 32%, compared to the three months ended December 31, 2022. Non-interest income in the prior year period included losses on sales of debt securities of $3.0 million and a gain on the sale of insurance commissions of $2.0 million. Excluding these items, non-interest income for the three months ended December 31, 2023 increased

$335 thousand, or 6%, compared to the three months ended December 31, 2022.

Non-Interest Expense
Non-interest expense for the three months ended December 31, 2023, amounted to $28.2 million, an increase of $57 thousand, compared to the three months ended December 31, 2022. Salaries and benefits expense, excluding performance-based compensation, increased $422 thousand, and was offset by a decrease in performance-based compensation expense of $624 thousand.

Income Taxes
The effective tax rate was 30.3% and 24.7% for the three months ended December 31, 2023 and 2022, respectively. The increase in the effective tax rate resulted primarily from an increase in state taxes including a transfer of funds from the Bank's investment subsidiary corporations and annual book to tax return adjustments that increased tax expense in the fourth quarter of 2023. The effective tax rate was 25.7% and 23.9% for the years ended December 31, 2023 and 2022, respectively.

Balance Sheet
Total assets amounted to $4.47 billion at December 31, 2023, compared to $4.44 billion at December 31, 2022, an increase of $27.7 million, or 1%.

Total interest-earning deposits with banks, which consist of overnight and short-term investments, amounted to $19.1 million at December 31, 2023, compared to $230.7 million at December 31, 2022. The decrease of $211.5 million, or 92%, was related primarily to funding loan growth.

Total investment securities at fair value amounted to $668.2 million at December 31, 2023, compared to $820.4 million at December 31, 2022. The decrease of $152.2 million, or 19%, was attributable principally to sales of debt securities of $84.8 million in June 2023 and principal pay-downs, calls and maturities of $88.2 million. Unrealized losses on debt securities amounted to $102.9 million at December 31, 2023, compared to $124.1 million at December 31, 2022, a decrease of $21.3 million, or 17%. At December 31, 2023, Management determined that no ACL for available-for-sale securities was necessary.

Total loans amounted to $3.57 billion at December 31, 2023, compared to $3.18 billion at December 31, 2022. The increase of $387.1 million, or 12%, was due primarily to increases in commercial real estate loans of $143.3 million and commercial construction loans of $161.1 million.

Total deposits amounted to $3.98 billion at December 31, 2023, compared to $4.04 billion at December 31, 2022, a decrease of $58.3 million, or 1%. The Company experienced a shift in deposit mix at December 31, 2023, compared to December 31, 2022, resulting from customers moving funds out of lower yielding checking and savings products (which together, decreased 13%) into higher yielding money market and certificate of deposit products (which together, increased 15%).

Total shareholders' equity amounted to $329.1 million at December 31, 2023, compared to $282.3 million at December 31, 2022. The increase of $46.9 million, or 17%, was due primarily to an increase in retained earnings of $26.8 million and a decrease in the accumulated other comprehensive loss of $16.4 million.

Credit Quality
Selected credit quality metrics at December 31, 2023, compared to December 31, 2022, are as follows:
•The ACL for loans amounted to $59.0 million, or 1.65% of total loans, compared to $52.6 million, or 1.66% of total loans.
•The reserve for unfunded commitments (included in other liabilities) amounted to $7.1 million, compared to $4.3 million.
•Non-performing loans amounted to $11.4 million, or 0.32% of total loans, compared to $6.1 million, or 0.19% of total loans. The increase resulted primarily from one individually evaluated commercial relationship downgraded in the third quarter of 2023, which was partially offset by principal pay-downs and credit upgrades.

Wealth Management
Wealth assets are not carried as assets on the Company's consolidated balance sheets.

Wealth assets under management amounted to $1.08 billion at December 31, 2023. The increase of $186.3 million, or 21%, compared to December 31, 2022 was due primarily to net asset growth from new and expanded client relationships and an increase in market values.

Wealth assets under administration amounted to $242.3 million at December 31, 2023 an increase of $43.8 million, or 22%, compared to December 31, 2022, resulting primarily from an increase in market values.

About Enterprise Bancorp, Inc.
Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 137 consecutive profitable quarters. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic and digital banking options, as well as wealth management, and trust services. The Company's headquarters and Enterprise Bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Northern Middlesex, Northern Essex, and Northern Worcester counties of Massachusetts and the Southern Hillsborough and Southern Rockingham counties in New Hampshire. Enterprise Bank has 27 full-service branches located in the Massachusetts communities of Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Lowell (2), Methuen, North Andover, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Londonderry, Nashua (2), Pelham, Salem and Windham.

Forward-Looking Statements
This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," "could," "plan," and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties, and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed in, or implied by, the forward-looking statements. Factors that could cause such differences include, but are not limited to, the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; potential recession in the United States and our market areas; the impacts related to or resulting from recent bank failures and any continuation of the recent uncertainty in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response thereto; increased competition for deposits and related changes in deposit customer behavior; changes in market interest rates; the persistence of the current inflationary environment in our market areas and the United States; the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; the effects of declines in housing prices in the United States and our market areas; increases in unemployment rates in the United States and our market areas; declines in commercial real estate prices; uncertainty regarding United States fiscal debt and budget matters; cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; severe weather, natural disasters, acts of war or terrorism, geopolitical instability or other external events; regulatory considerations; competition and market expansion opportunities; changes in non-interest expenditures or in the anticipated benefits of such expenditures; the receipt of required regulatory approvals; changes in tax laws; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; potential increased regulatory requirements and costs related to the transition and physical impacts of climate change; and current or future litigation, regulatory examinations or other legal and/or regulatory actions. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. For more information about these factors, please see our reports filed with or furnished to the U.S. Securities and Exchange Commission (the "SEC"), including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands, except per share data)	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents:
Cash and due from banks	$37,443	$36,901
Interest-earning deposits with banks	19,149	230,688
Total cash and cash equivalents	56,592	267,589
Investments:
Debt securities at fair value (amortized cost of $763,981 and $940,227, respectively)	661,113	816,102
Equity securities at fair value	7,058	4,269
Total investment securities at fair value	668,171	820,371
Federal Home Loan Bank stock	2,402	2,343
Loans held for sale	200	—
Loans:
Total loans	3,567,631	3,180,518
Allowance for credit losses	(58,995)	(52,640)
Net loans	3,508,636	3,127,878
Premises and equipment, net	44,931	44,228
Lease right-of-use asset	24,820	24,923
Accrued interest receivable	19,233	17,117
Deferred income taxes, net	49,166	51,981
Bank-owned life insurance	65,455	64,156
Prepaid income taxes	1,589	683
Prepaid expenses and other assets	19,183	11,408
Goodwill	5,656	5,656
Total assets	$4,466,034	$4,438,333
Liabilities and Shareholders' Equity
Liabilities
Deposits	$3,977,521	$4,035,806
Borrowed funds	25,768	3,216
Subordinated debt	59,498	59,182
Lease liability	24,441	24,415
Accrued expenses and other liabilities	45,011	31,442
Accrued interest payable	4,678	2,005
Total liabilities	4,136,917	4,156,066
Commitments and Contingencies
Shareholders' Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 12,272,674 and 12,133,516 shares issued and outstanding, respectively	123	121
Additional paid-in capital	107,377	103,793
Retained earnings	301,380	274,560
Accumulated other comprehensive loss	(79,763)	(96,207)
Total shareholders' equity	329,117	282,267
Total liabilities and shareholders' equity	$4,466,034	$4,438,333

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2023	2022	2023	2022
Interest and dividend income:
Loans and loans held for sale	$46,680	$37,785	$172,535	$135,934
Investment securities	4,219	4,868	18,575	18,965
Other interest-earning assets	2,350	3,372	9,943	6,014
Total interest and dividend income	53,249	46,025	201,053	160,913
Interest expense:
Deposits	15,821	2,980	44,389	5,711
Borrowed funds	43	13	113	52
Subordinated debt	867	867	3,467	3,352
Total interest expense	16,731	3,860	47,969	9,115
Net interest income	36,518	42,165	153,084	151,798
Provision for credit losses	2,493	1,861	9,249	5,800
Net interest income after provision for credit losses	34,025	40,304	143,835	145,998
Non-interest income:
Wealth management fees	1,797	1,568	6,730	6,533
Deposit and interchange fees	2,145	2,349	8,475	8,196
Income on bank-owned life insurance, net	314	309	1,264	1,202
Net losses on sales of debt securities	—	(3,035)	(2,419)	(1,973)
Net gains on sales of loans	—	—	34	30
Net gain on sale of insurance commissions	—	2,034	—	2,034
Gains (losses) on equity securities	674	174	666	(514)
Other income	617	811	2,859	2,954
Total non-interest income	5,547	4,210	17,609	18,462
Non-interest expense:
Salaries and employee benefits	18,468	18,670	72,283	72,120
Occupancy and equipment expenses	2,283	2,317	9,722	9,299
Technology and telecommunications expenses	2,719	2,581	10,656	10,735
Advertising and public relations expenses	709	1,021	2,786	2,758
Audit, legal and other professional fees	788	871	2,945	2,949
Deposit insurance premiums	768	470	2,712	1,783
Supplies and postage expenses	245	249	998	912
Other operating expenses	2,244	1,988	8,097	7,758
Total non-interest expense	28,224	28,167	110,199	108,314
Income before income taxes	11,348	16,347	51,245	56,146
Provision for income taxes	3,441	4,041	13,187	13,430
Net income	$7,907	$12,306	$38,058	$42,716

Basic earnings per common share	$0.64	$1.01	$3.11	$3.53
Diluted earnings per common share	$0.64	$1.01	$3.11	$3.52

Basic weighted average common shares outstanding	12,261,918	12,128,019	12,223,626	12,103,033
Diluted weighted average common shares outstanding	12,276,769	12,168,753	12,244,036	12,149,777

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the three months ended
(Dollars in thousands, except per share data)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Balance Sheet Data
Total cash and cash equivalents	$56,592	$225,421	$258,825	$215,693	$267,589
Total investment securities at fair value	668,171	678,932	712,851	830,895	820,371
Total loans	3,567,631	3,404,014	3,345,667	3,230,156	3,180,518
Allowance for credit losses	(58,995)	(57,905)	(56,899)	(55,002)	(52,640)
Total assets	4,466,034	4,482,374	4,502,344	4,441,896	4,438,333
Total deposits	3,977,521	4,060,403	4,075,598	4,016,156	4,035,806
Subordinated debt	59,498	59,419	59,340	59,261	59,182
Total shareholders' equity	329,117	299,699	307,490	311,318	282,267
Total liabilities and shareholders' equity	4,466,034	4,482,374	4,502,344	4,441,896	4,438,333

Wealth Management
Wealth assets under management	$1,077,761	$984,647	$1,009,386	$930,714	$891,451
Wealth assets under administration	$242,338	$211,046	$214,116	$206,569	$198,586

Shareholders' Equity Ratios
Book value per common share	$26.82	$24.45	$25.11	$25.47	$23.26
Dividends paid per common share	$0.230	$0.230	$0.230	$0.230	$0.205

Regulatory Capital Ratios
Total capital to risk weighted assets	13.12%	13.45%	13.37%	13.55%	13.49%
Tier 1 capital to risk weighted assets(1)	10.34%	10.61%	10.52%	10.64%	10.56%
Tier 1 capital to average assets	8.74%	8.59%	8.62%	8.47%	8.10%

Credit Quality Data
Non-performing loans	$11,414	$11,656	$7,647	$7,532	$6,122
Non-performing loans to total loans	0.32%	0.34%	0.23%	0.23%	0.19%
Non-performing assets to total assets	0.26%	0.26%	0.17%	0.17%	0.14%
ACL for loans to total loans	1.65%	1.70%	1.70%	1.70%	1.66%
Net charge-offs (recoveries)	$15	$(12)	$146	$(44)	$166

Income Statement Data
Net interest income	$36,518	$38,502	$38,093	$39,971	$42,165
Provision for credit losses	2,493	1,752	2,268	2,736	1,861
Total non-interest income	5,547	4,486	2,819	4,757	4,210
Total non-interest expense	28,224	28,312	25,623	28,040	28,167
Income before income taxes	11,348	12,924	13,021	13,952	16,347
Provision for income taxes	3,441	3,225	3,337	3,184	4,041
Net income	$7,907	$9,699	$9,684	$10,768	$12,306

Income Statement Ratios
Diluted earnings per common share	$0.64	$0.79	$0.79	$0.88	$1.01
Return on average total assets	0.69%	0.85%	0.88%	0.99%	1.08%
Return on average shareholders' equity	10.21%	12.53%	12.63%	14.67%	18.08%
Net interest margin (tax-equivalent)(2)	3.29%	3.46%	3.55%	3.76%	3.81%
(1)Ratio also represents common equity tier 1 capital to risk weighted assets as of the periods presented.
(2)Tax-equivalent net interest margin is net interest income adjusted for the tax-equivalent effect associated with tax-exempt loan and investment income, expressed as a percentage of average interest-earning assets.

ENTERPRISE BANCORP, INC.
Consolidated Loan and Deposit Data
(unaudited)

Major classifications of loans at the dates indicated were as follows:

(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Commercial real estate	$2,064,737	$2,032,458	$2,009,263	$1,929,544	$1,921,410
Commercial and industrial	430,749	425,334	420,095	423,864	414,490
Commercial construction	585,113	501,179	487,018	456,735	424,049
Total commercial loans	3,080,599	2,958,971	2,916,376	2,810,143	2,759,949

Residential mortgages	393,142	362,514	346,523	335,834	332,632
Home equity loans and lines	85,375	74,433	74,374	75,809	79,807
Consumer	8,515	8,096	8,394	8,370	8,130
Total retail loans	487,032	445,043	429,291	420,013	420,569
Total loans	3,567,631	3,404,014	3,345,667	3,230,156	3,180,518

ACL for loans	(58,995)	(57,905)	(56,899)	(55,002)	(52,640)
Net loans	$3,508,636	$3,346,109	$3,288,768	$3,175,154	$3,127,878

Deposits are summarized as follows as of the periods indicated:

(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Non-interest checking	$1,070,104	$1,130,732	$1,273,968	$1,247,253	$1,361,588
Interest-bearing checking	697,632	727,817	701,701	641,194	678,715
Savings	285,770	290,363	310,321	297,790	326,666
Money market	1,402,939	1,434,036	1,373,816	1,454,858	1,381,645
CDs $250,000 or less	295,789	262,975	244,114	222,116	187,758
CDs greater than $250,000	225,287	214,480	171,678	152,945	99,434
Deposits	$3,977,521	$4,060,403	$4,075,598	$4,016,156	$4,035,806

ENTERPRISE BANCORP, INC.
Consolidated Average Balance Sheets and Yields (tax-equivalent basis)
(unaudited)

The following table presents the Company's average balance sheets, net interest income and average rates for the periods indicated:

	Three months ended December 31, 2023			Three months ended September 30, 2023			Three months ended December 31, 2022
(Dollars in thousands)	Average Balance	Interest(1)	Average Yield(1)	Average Balance	Interest(1)	Average Yield(1)	Average Balance	Interest(1)	Average Yield(1)
Assets:
Loans and loans held for sale(2) (tax-equivalent)	$3,467,945	$46,824	5.36%	$3,372,754	$44,644	5.25%	$3,118,304	$37,895	4.82%
Investment securities(3) (tax-equivalent)	799,093	4,345	2.17%	820,156	4,444	2.17%	952,975	5,099	2.14%
Other interest-earning assets(4)	172,167	2,350	5.42%	260,475	3,468	5.28%	360,557	3,372	3.71%
Total interest-earnings assets (tax-equivalent)	4,439,205	53,519	4.79%	4,453,385	52,556	4.69%	4,431,836	46,366	4.16%
Other assets	78,102			82,190			71,289
Total assets	$4,517,307			$4,535,575			$4,503,125

Liabilities and stockholders' equity:
Non-interest checking	$1,155,307	—		$1,195,658	—		$1,442,108	—
Interest checking, savings and money market	2,427,089	10,786	1.76%	2,481,814	9,185	1.47%	2,413,646	2,211	0.36%
CDs	500,286	5,035	3.99%	430,376	3,704	3.41%	260,265	769	1.17%
Total deposits	4,082,682	15,821	1.54%	4,107,848	12,889	1.24%	4,116,019	2,980	0.29%
Borrowed funds	7,572	43	2.24%	4,938	28	2.30%	2,999	13	1.69%
Subordinated debt(5)	59,451	867	5.83%	59,372	866	5.84%	59,132	867	5.86%
Total funding liabilities	4,149,705	16,731	1.60%	4,172,158	13,783	1.31%	4,178,150	3,860	0.37%
Other liabilities	60,376			56,414			54,922
Total liabilities	4,210,081			4,228,572			4,233,072
Stockholders' equity	307,226			307,003			270,053
Total liabilities and stockholders' equity	$4,517,307			$4,535,575			$4,503,125

Net interest-rate spread (tax-equivalent)			2.57%			2.85%			3.60%
Net interest income (tax-equivalent)		36,788			38,773			42,506
Net interest margin (tax-equivalent)			3.29%			3.46%			3.81%
Less tax-equivalent adjustment		270			271			341
Net interest income		$36,518			$38,502			$42,165
Net interest margin			3.27%			3.43%			3.78%
(1)Average yields and interest income are presented on a tax-equivalent basis, calculated using a U.S. federal income tax rate of 21% for each period presented, based on tax-equivalent adjustments associated with tax-exempt loans and investments interest income.
(2)Average loans and loans held for sale are presented at average amortized cost and include non-accrual loans.
(3)Average investments are presented at average amortized cost.
(4)Average other interest-earning assets include interest-earning deposits with banks, federal funds sold and FHLB stock.
(5)Subordinated debt is net of average deferred debt issuance costs.

ENTERPRISE BANCORP, INC.
Non-GAAP Financial Measures and Reconciliations
(unaudited)

NON-GAAP MEASURES
The accompanying unaudited consolidated interim financial statements have been prepared in accordance with GAAP. However, certain financial measures we present are supplemental measures that are not required by or are not presented in accordance with GAAP. These non-GAAP measures are intended to provide the reader with additional supplemental perspectives on operating results, performance trends, and financial condition. Non-GAAP financial measures are not a substitute for GAAP measures; they should be read and used in conjunction with the Company's GAAP financial information. In addition, the non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies; therefore, these measures may not be comparable to other similarly titled measures as presented by other companies.

The following tables summarize the reconciliation of GAAP to non-GAAP measures related to the impact of PPP loans on total loans:

(Dollars in thousands)	December 31, 2023	December 31, 2022	December 31, 2021
Total Loans, Excluding PPP Loans
Total loans	$3,567,631	$3,180,518	$2,920,684
Adjustment: PPP loans	—	—	(71,502)
Total loans, excluding PPP loans (non-GAAP)	$3,567,631	$3,180,518	$2,849,182

Total loan growth, excluding PPP loans (non-GAAP)	12.2%	11.6%